NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 29 July 2009

LADISH ANNOUNCES SECOND QUARTER RESULTS

•	Sales were $84.7 million

•	Net income for the second quarter was $0.65 million, or $0.04 per share

•	$23.5 million of cash from operations

•	$19.8 million of debt retired

•	Net debt to total capitalization reduced to 28.7%

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2009 second quarter sales of $84.7 million in comparison to $119 million of sales in the second quarter of 2008. The Company reported net income of $0.65 million, resulting in diluted earnings per share of $0.04 for the second quarter of 2009, versus a net income of $6.2 million, or $0.43 per share, in the same period of 2008.

“Ladish results for the second quarter of 2009 reflect the rapid decline in demand in virtually all of the markets we serve. The $84.7 million of net sales in the period was 19.9% lower than first quarter 2009 levels due to the production delays at the airframers, schedule adjustments and destocking of inventory from the jet engine manufacturers and a significant slowdown in the industrial portion of our business,” says Kerry L. Woody, Ladish’s President and CEO. “The step-down in sales placed severe pressure on second quarter earnings and the entire first half. In the first half of 2009, we have experienced a number of significant challenges to earnings, key of which include a $6.3 million decline in by-product sales, a $2.2 million increase in pension expense, a $1.0 million charge for employment reductions and separations, a $1.1 million increase in depreciation, and $1.5 million in added interest expense. On a positive note, through ongoing cost reductions and working capital improvements, we generated approximately $37.2 million in operating cash flow in the first half which allowed us to eliminate $30.6 million of short-term debt.”

“Looking forward for the remainder of 2009, we expect our markets to remain challenging as world aerospace market demands remain anemic and we work our way through the current recession,” remarked Woody. “In response to this challenge, we will continue our drive to reduce costs to stay ahead of the downturn and direct our focus to available opportunities. During the course of our 104-year history, Ladish has experienced a number of economic downturns and emerged from each one fully positioned to take advantage of the recovery which followed. We are confident that continued cost-out actions will provide incremental gains as the aerospace and industrial markets recover.”

more

LCI-09-06

NEWS

	For the Three Months Ended June 30		For the Six Months Ended June 30
(Dollars in thousands, except per share data)	2009	2008	2009	2008
Net sales	$84,686	$118,959	$190,425	$236,156
Cost of goods sold	78,349	103,452	176,764	205,828

Gross profit	6,337	15,507	13,661	30,328
SG&A expense	4,273	4,841	8,315	9,244

Operating income	2,064	10,666	5,346	21,084
Interest expense	(1,321)	(241)	(2,166)	(680)
Other	101	(475)	(333)	(884)

Pretax income	844	9,950	2,847	19,520
Income tax provision	205	3,711	1,008	7,281
Noncontrolling interest in subsidiary	(11)	20	(11)	37

Net income	$650	$6,219	$1,850	$12,202

Basic earnings per share	$0.04	$0.43	$0.12	$0.84
Basic weighted average shares outstanding	15,901,216	14,559,467	15,901,216	14,551,912
Diluted earnings per share	$0.04	$0.43	$0.12	$0.84
Diluted weighted average shares outstanding	15,901,539	14,562,338	15,901,393	14,554,954

(Dollars in thousands)	June 30 2009	December 31 2008
Cash and cash equivalents	$4,070	$4,903
Accounts receivable, net	58,453	78,673
Inventory	107,936	129,307
Net PP&E	197,902	199,269
Other	94,132	97,314

Total assets	$462,493	$509,466

Accounts payable	$27,337	$39,020
Accrued liabilities	17,702	23,388
Senior bank debt	--	28,900
Senior notes	90,000	90,000
Pensions	71,828	70,825
Postretirement benefits	32,206	33,256
Equity	223,420	224,077

Total liabilities & equity	$462,493	$509,466

Ladish will host a conference call on Thursday, July 30, 2009 at 9:00 a.m. EDT to discuss the second quarter performance for 2009. The telephone number to call to participate in the conference call is (866) 551-3680, then enter PIN Code 5270297# when prompted.

LCI-09-06

NEWS

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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LCI-09-06